Exhibit 10.1

UNLIMITED SERVICE AGREEMENT
THIS SERVICE AGREEMENT (hereinafter referred to as the “Agreement”) is dated  12/18/2015 by and between Code2Action (hereinafter referred to as“C2A”), a Delaware Corporation, with an office address of 45 Central Street, Peabody, Massachusetts 01960 , and  Peer to Peer Network (hereinafter referred to as “Customer”) whose address is: 2360 Corporate Circle, Suite 400, Henderson, NV 89074

W I T N E S S E T H:
WHEREAS, Code2Action provides an SMS-platform, text messaging and gateway services (“Service”) for the Customer.

ARTICLE  1: SERVICE DESCRIPTION

A.	C2A will provide a white labeled version of their existing web-based SMS Management Interface. Customer will provide identifying graphics and/or text information to be integrated in to the site.

B.	The white label service will be hosted on C2A’s servers. Customer will host and maintain their own web sites at their own expense.

C.	Customer will provide customer support to their own clients. C2A will provide customer support by email and phone to Customer. Customer support is included in the monthly maintenance fee.

D.	The white label solution utilizes C2A’s shared common short code(s).

E.	Customer has Unlimited keywords and can add unlimited number of accounts and set own subscription pricing points. Keywords cannot be reserved and C2A reserves the right to remove a keyword after 30 days of inactivity.

F.	Payment for SMS units will be initiated through an e-commerce engine on the site, provided by C2A. Transactions will be processed through Customer’s own Merchant or Pay Pal account, integrated into the e-commerce engine. Customer will purchase messages from C2A in blocks (for example 1000) and a message pool will be created. Subscribers will then purchase messages from Customer at a price that Customer designates. This pricing will be presented through the site and e-commerce engine. Each block of messages that subscribers purchase will be deducted from Customer's message pool. Customer will be responsible for purchasing sufficient messages so as to cover the needs of subscribers.

G.	Customer links to the SMS-platform by creating a sub-domain and pointing it to the IP address provided by C2A or by linking directly to a code2action.com sub-domain (reference: http://code2action.com).

H.	All subscriber database information, including but not limited to mobile phone numbers, shall be property of client.

ARTICLE 2: PRICING

•	Full & unlimited use of the SMS Platform for 1 Year $100,000 ( 40% down payment )
•	Unlimited Onboarding & Training Fee Included
•	Monthly reporting included
•	Use of short codes 71441 and/or 40691
•	2,500,000 SMS credits included with purchase of SMS Platform for 1 Year
o	Additional SMS credits $ .020 per message @ 2,500,001
o	Additional SMS credits $ .0175 per message @ 3,750,000
o	Additional SMS credits $ .015 per message @ 5,000,000
o	Additional SMS credits $ .0125 per message @ 6,250,000
o	Additional SMS credits $ .010 per message @ 7,500,000
•	1,000 Created Mobile Coupons with purchase of SMS Platform for 1 Year includes:
o	1,000 individual mobile coupons
o	1,000 individual databases
o	database tracking
o	database analytics
o	coupon redemption reporting
o	Additional rate of $50.00 per coupon creation after 1000 coupons
ARTICLE 3: TERMS OF PAYMENT

All fees are billed in advance.

ARTICLE 4: TERM

The initial term of this Agreement is twelve (12) months. After the initial term this Agreement will continue month to month unless cancelled 30 days prior the end of the ongoing term. Any attempt to cancel payment, stop payment, or otherwise cancel service during the initial term will result in the total amount of the Agreement being due immediately, and processed via the payment method provided.

ARTICLE 5: ZERO TOLERANCE SPAM POLICY

Code2Action takes a zero tolerance stance against sending of unsolicited text messages, commonly known as spam. Any Customer or other client who sends out spam will have their ability to generate their own outgoing SMS messages permanently terminated. All text messages that originate from the Customer’s must comply with all applicable federal, state or local laws and carrier regulations. Code2Action reserves the  right  to  require  changes  or  disable  as  necessary  any  website,  account,  database, or other component that does not comply with this policy, at its sole discretion. Code2Action also reserves the right to make any such modifications in an emergency at our sole discretion.

Code2Action will not be liable for any damages incurred related to spam.  In the event of litigation, it is the responsibility of each party to bear its own attorneys’ fees and costs throughout the entire process of any proceeding in accordance with Article 12.

ARTICLE 6: MONITORING OF SERVICE

You agree that Code2Action has the right to monitor the service electronically at any time and to disclose any information as necessary to satisfy the law, or to protect itself or its subscribers. Code2Action reserves the right to refuse to post or to remove any information or materials, in whole or in part, that, in its sole discretion, are unacceptable, undesirable, or in violation of this agreement. Code2Action also reserves the right to refuse refunds in cases where Code2Action believes abuse has taken place. Code2Action reserves the right to monitor any and all communications through or with our facilities. You agree that Code2Action is not considered a “secure communications medium” for the purposes of the ECPA, and that no expectation of privacy is afforded in the event that such service is monitored and/or disclosed.

ARTICLE 7:RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall be construed as creating any agency, legal representative, partnership, or other form of joint enterprise between the parties. Neither party shall have authority to contract for or bind the other in any manner whatsoever.

ARTICLE 8:  DISCLAIMER OF WARRANTIES/LIMITATION OF LIABILITY

A.	CODE2ACTION EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE CODE2ACTION SERVICE WILL BE ERROR-FREE, TIMELY, SECURE OR UNINTERRUPTED. NO ORAL ADVICE OR WRITTEN INFORMATION GIVEN BY PEER TO PEER NETWORK, ITS EMPLOYEES, LICENSORS OR AGENTS WILL CREATE A WARRANTY; NOR MAY YOU RELY ON ANY SUCH INFORMATION OR ADVICE.
B.	UNDER NO CIRCUMSTANCES WILL CODE2ACTION, OR ITS AFFILIATES BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES THAT RESULT FROM THE USE OF OR INABILITY TO USE THE CODE2ACTION SERVICE, INCLUDING BUT NOT LIMITED TO RELIANCE ON ANY INFORMATION OBTAINED ON THE CODE2ACTION SERVICE; OR THAT RESULT FROM MISTAKES, OMISSIONS, INTERRUPTIONS, DELETION OF FILES OR E-MAIL, LOSS OF OR DAMAGE TO DATA, ERRORS, DEFECTS, VIRUSES, DELAYS IN OPERATION OR TRANSMISSION, OR ANY FAILURE OF PERFORMANCE, WHETHER OR NOT LIMITED TO ACTS OF GOD, COMMUNICATION FAILURE, THEFT, DESTRUCTION OR UNAUTHORIZED ACCESS TO CODE2ACTION RECORDS, PROGRAMS OR SERVICES. YOU HEREBY ACKNOWLEDGE THAT THIS PROVISION WILL APPLY WHETHER OR NOT CODE2ACTION IS GIVEN NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND THAT THIS PROVISION WILL APPLY TO ALL SERVICES AVAILABLE FROM CODE2ACTION AND ITS AFFILIATES.
C.	UNDER NO CIRCUMSTANCES, UNDER THE TERMS OF THIS AGREEMENT, SHALL DAMAGES INCLUDE LOSS OF BUSINESS, OR LOSS OF PROFITS, WHETHER BASED ON BREACH OF AGREEMENT, BREACH OF WARRANTY, PRODUCT LIABILITY, OR OTHERWISE, TO ANY PARTY IN PRIVY TO THIS AGREEMENT, OR ANY THIRD PARTY NOT SO SITUATED.
D.	THE TERMS OF THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT FOR WHATEVER REASON.

ARTICLE 9: COPYRIGHT AND TRADEMARKS

All contents of the Code2Action are proprietary to Code2Action, and/or its suppliers and are protected under Copyright. All rights are reserved. Code2Action reserves any rights not expressly granted herein. The Customer acknowledges that he/she/it does not presently know the special skills, techniques or business policies, nor does the Customer have business forms or access to the Company’s body of knowledge, and as such, such information is deemed confidential and a trade secret, as such term is defined within the meaning of Delaware Statutes inter alia, entitling Company to all protections available under both Delaware and Federal law.

ARTICLE 10: FORCE MAJEURE

If by reason of failures of telecommunications or Internet service providers, labor disputes, riots, inability to obtain labor or materials, earthquake, fire or other action of the elements, accidents, governmental restrictions or other causes beyond the control of Code2Action, C2A is unable to perform in whole or in part its obligations as set forth in this Agreement, then C2A shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform shall not make C2A liable to the Customer or other third parties.

ARTICLE 11: GOVERNING LAW

Delaware law shall govern this Agreement, and any dispute arising from the relationship between the parties to this Agreement, excluding any laws that direct the application of another jurisdiction’s laws. In any litigation, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both), or seeks a declaration of any rights or obligations under this Agreement, each party shall be responsible for their respective attorneys’ fees and costs, as stated in Article 12. The parties consent to the exclusive jurisdiction and venue of the courts of the State of Delaware or to any Federal Court located within the State of Delaware.

 ARTICLE 12: ATTORNEYS’ FEES ANDCOSTS

Any legal controversy or legal claim arising out of or relating to this Agreement or our services, which results in litigation, shall result in each party being solely responsible for its respective attorneys’ fees and costs throughout the entire process of any and all proceedings.

ARTICLE  13:  SEVER-ABILITY AND SURVIVABILITY

Sever-ability

•	If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

•

Survivability

•	The terms of this Agreement apply to those obligations that survive any cancellation, termination, or rescission, namely – warranty, indemnification, liability and limits thereon, rights and obligations upon and following termination and assignment.

ARTICLE 14: INDEMNIFICATION

You agree to defend, indemnify and hold harmless Code2Action against any and all claims, losses, penalties, causes of action, damages, liability, costs, expenses (including but not limited to attorneys’ fees and costs) or claims caused by or resulting indirectly from your use of the service, without limitation or exception, including your violation of any third-party’s rights, (including, without limitation, infringement of any copyright trademark, service mark, trade secrets, right of privacy or publicity or any other third party right). The terms of this section shall survive the termination of your relationship with Code2Action.

ARTICLE 15: ASSIGNMENT

In the event of a merger or consolidation of Code2Action, the surviving or new corporation and any subsidiaries are similarly subject to the rights and obligations of this Agreement.

ARTICLE 16: ENTIRE AGREEMENT

This Agreement constitutes the complete and exclusive statement of the Agreement between the parties regarding the products and services provided hereunder, and supersedes any prior Agreements between the parties with respect thereto.

ARTICLE 17: WAIVER

The failure of Code2Action to enforce a provision of this Agreement shall not be construed as a waiver or limitation of Code2Action Mobile Marketing’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed and delivered this Agreement in triplicate the day and year first above written. This agreement is firm and non-cancellable during the initial term.

Client Name: ____________________ Signature: _________________________
Business Name: ______________________ EIN: _____________ Date: _______
40 % Down Payment Amount of: $__________________ Remainder of Balance:
Billed Monthly   _____   Quarterly   _____   Bi-Annually   _____   Annually _____
Agent Name: ___________________________________________
Credit Card

Card Type: ( MasterCard / Visa / Discover)
Card Number:                                                                                                                                     CVV Number:  Exp.
Card Holder Name:	Billing Address: City, State, Zip:

I authorize the above named business to charge the credit card indicated in this authorization form according to the terms outlined above.  This payment authorization is for the goods/services described above only and is valid for one time use only.  I certify that I am an authorized user of this credit card and I will not dispute the payment with my credit card company; so long as the transaction corresponds to the terms indicated in this form. Any successful disputes with your credit card company resulting in loss of revenue.  Delaware law shall govern this Agreement.  The parties consent to the exclusive jurisdiction and venue of the courts of the State of Delaware or to any Federal Court located within the State of Delaware.